SUB-ITEM 77C

The MFS Managed Sectors Fund held a special meeting of shareholders on May 17, 2005. Shareholders represented in person or by proxy voted as follows:

Proposal 1: Approval of the Agreement and Plan of Reorganization providing for the transfer of the assets of MFS Managed Sectors Fund, a series of MFS Series Trust I, to MFS Strategic Growth Fund, in exchange solely for shares of beneficial interest in MFS Strategic Growth Fund and the assumption by MFS Strategic Growth Fund of the liabilities of MFS Managed Sectors Fund, the distribution of the MFS Strategic Growth Fund shares to the shareholders of MFS Managed Sectors Fund in liquidation of MFS Managed Sectors Fund and the termination of MFS Managed Sectors Fund.

------------------------------------------- ----------------------------------
                  Shares            % of Shares Outstanding    % of Shares Voted
------------------------------------------- -------------------------- --------
---------------------- --------------------------- ----------------------------
 Affirmative      87,302,298.04               48.087%                    93.341%
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---------------------------- -------------------------------------------------
Against            2,454,845.15                1.352%                     2.624%
---------------------------- --------------------------------------------------
---------------------------- -------------------------------------------------
Abstain            3,773,548.99                2.079%                     4.035%
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Total             93,530,692.18               51.518%                    100.00%
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